Exhibit 99.1
FOR IMMEDIATE RELEASE
Nastech Announces Third Quarter 2005 Financial Results
Bothell, Wash., Nov. 2, 2005 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK), a leader in developing therapeutics using advanced molecular biology-based drug delivery technologies, today reported financial results for the three- and nine-month periods ended September 30, 2005.
Revenue for the three months ended September 30, 2005 was $1.2 million, compared to revenue of $0.2 million for the three months ended September 30, 2004. Revenue for the first nine months of 2005 was $6.2 million, compared to $0.4 in the first nine months of 2004. The increase in revenue is due to growth in the number of revenue generating collaborative arrangements established with pharmaceutical and biotechnology partners, including reimbursement of research and development expenses related to our PYY(3-36) obesity project from Merck & Co. Also, the company received and recognized a $2 million milestone in the first quarter of 2005 from the FDA approval of Nascobal® spray.
The net loss for the current quarter was $8.8 million or $0.46 per share, compared to $7.6 million or $0.57 per share for the prior year period. The net loss for the nine months ended September 30, 2005 was $23.2 million or $1.28 per share, compared to $22.7 million or $1.83 per share for the prior year period. The changes in the net loss from the prior year periods are due to a combination of increases in operating revenue in the current year and increased interest income from a larger cash base, offset by higher spending due to headcount growth and timing of research and development projects and clinical trials. The decreases in the net loss per share amounts resulted from an increased number of shares outstanding in the 2005 periods compared to the prior year periods.
Research and development expenses increased $3.2 million to $8.1 million for the current quarter compared to the prior year period and increased $6.5 million to $22.6 million for the nine months ended September 30, 2005, primarily due to the timing of clinical program activities for products under development, and increases in the number of research and development employees and project expenses.
Selling, general and administrative expenses decreased $0.3 million to $2.0 million for the current quarter compared to the prior year period primarily due to reduced legal fees, and increased $1.2 million to $7.9 million for the nine months ended September 30, 2005, primarily due to increases in amortization of non-cash stock compensation expense and other expenses.
Nastech ended the third quarter of 2005 with approximately $67.1 million in cash, cash equivalents and investments compared to $74.5 million at December 31, 2004.
RECENT CORPORATE HIGHLIGHTS
•	Announced positive phase I pharmacokinetic study results and initiation of follow-on study in the elderly for intranasal Parathyroid Hormone (PTH(1-34)) for Osteoporosis
•	Initiated development program for rapid-acting intranasal Insulin for Diabetes
•	Completed August financing with gross proceeds of approximately $23.3 million
•	Announced Phil Ranker as interim Chief Financial Officer

•	Received $2 million from Questcor Pharmaceuticals, Inc. in October in connection with Nastech’s consenting to QOL Medical LLC’s acquisition of Nascobal® Nasal Spray from Questcor and Nastech’s entry into a separate agreement with QOL relating to manufacturing the Nascobal® Nasal Spray for QOL.
Conference Call and Webcast Information
Management will host a conference call to review our financial results for the period ended September 30, 2005 and recent business developments. The call is scheduled for today, November 2, 2005, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial (800) 260-8140 and international callers should dial (617) 614-3672. The access code for the live conference call is 87570114. To access the 24-hour telephone replay, U.S. residents should dial (888) 286-8010 and international callers should dial (617) 801-6888. The access code for the replay is 19919215.
Alternatively, log on to http://www.nastech.com to access a live webcast or the subsequent 30-day archive. Please connect to the Investor section of Nastech’s website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary.
ABOUT NASTECH
We are a pharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. We and our collaboration partners are developing products for multiple therapeutic areas including inflammatory conditions, obesity and osteoporosis. Additional information about Nastech is available at www.nastech.com.
Nastech Forward-Looking Statements
Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.
Contacts:
Nastech
Ed Bell
Senior Investor Relations Manager
(425) 908-3639
ir@nastech.com
Noonan Russo
Matthew Haines (Investors/Media)
(212) 845-4235

NASTECH PHARMACEUTICAL COMPANY INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three months ended		Nine months ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2004	2005	2004	2005

Revenue:
License, research and product revenue	$203	$1,223	$396	$6,155

Total revenue	203	1,223	396	6,155

Costs and expenses:
Cost of product revenue	126	—	190	—
R & D	4,919	8,099	16,030	22,559
S, G & A	2,685	2,364	6,746	7,912

Total operating expenses	7,730	10,463	22,966	30,471

Loss from operations	(7,527)	(9,240)	(22,570)	(24,316)
Interest income	83	496	182	1,321
Interest and other expense	(111)	(70)	(302)	(250)

Net loss	$(7,555)	$(8,814)	$(22,690)	$(23,245)

Net loss per common share:

Basic and Diluted	$(0.57)	$(0.46)	$(1.83)	$(1.28)

Shares used in computing net loss per share:
Basic and Diluted	13,250	19,009	12,412	18,208

	December 31,	September 30,
Selected Balance Sheet Data	2004	2005

Cash, cash equivalents and investments (includes restricted cash of $9,000 and $998 respectively)	$74,474	$67,113
Accounts receivable, net	—	582
Property, intangibles and other assets	6,301	10,720
Total assets	80,775	78,415
Working capital	58,362	61,125
Accumulated deficit	(83,453)	(106,698)
Stockholders’ equity	58,148	63,175